SOFTWARE DEVELOPMENT AND
CONSULTING AGREEMENT

     SOFTWARE DEVELOPMENT AND CONSULTING AGREEMENT dated as of 3rd day of June, 2006 (the "Agreement) by and among Iron Link TV Ltd., a corporation of #260 Terminal Avenue, Vancouver, BC V6A 2L4 ("Iron Link TV"), and ALX Database Support Inc., a corporation of 1049 Euphrates Cr., Port Coquitlam, BC V3B 8B8 ("ALX").

     WHEREAS Iron Link TV desires to retain ALX and its employees for software development, consulting services, advice and technical support;

     WHEREAS ALX is willing to provide such services and support on the terms and conditions hereinafter set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. TERM

ALX shall be retained to provide services to Iron Link TV for a term commencing on the date hereof and ending on the first anniversary of the date hereof unless earlier terminated pursuant to Section 5 (the”Term").

2. POSITION AND RESPONSIBILITY

During the Term, ALX agrees to act as a software developer and a non-exclusive technology advisor to Iron Link TV. In particular, ALX will undertake on behalf of Iron Link TV some or all of the following services as agreed from time to time with Iron Link TV:

CONSULTING

(a)	Engage in research on existing complete end-to-end VOD/IPTV platform solutions for live broadcasting and video on demand services.

(b)
Engage in research and evaluation of the IPTV platform component parts from various vendors for the purpose of verification of broadcasting capabilities and compatibility of various video servers, set-top-boxes and all other related equipment.

(c)	Engage in research and evaluation of industry standard video servers which include but not limited to:

Darwin Video Server of Apple Corp.;

Open source Video LAN Server and Client including most stable and development releases on Windows and Linux platforms;

Windows Media Services as part of Windows 2003 Server;

Apache Web Server on Red Hat Enterprise Linux 4 platform

(d)	Supply hardware platform for testing, evaluation and development purposes.

(e)	Conduct a preliminary market research study on behalf of Iron Link TV, analyzing current trends in the IPTV broadcasting industry, competitor analysis and review of available solutions.

(f)	Maintain contacts with IPTV platform and components manufacturers, distributors, any other IPTV technology developers.

(g)	Provide recommendations on acquisition of IPTV platform components.

(h)	Provide technology analysis of prospective transactions.

(i)	Keep Iron Link TV’s executive staff continually informed of late breaking and relevant events in the IPTV industry.

SOFTWARE DEVELOPMENT

Upon completion of the testing of the IPTV platform components, ALX agrees to develop for Iron Link TV a web based application with Oracle or MySQL database as centralized component to provide billing management, subscriber management, channel management and digital rights management modules for clients and administrative staff.

3. FEES

Iron Link TV agrees to pay ALX consulting fees of up to USD $15,000 and software development fees of up to USD $80,000 upon rendering of the ALX’s invoices to Iron Link TV. Additional fees for ALX's services shall be agreed in writing between the parties from time to time. If Iron Link disputes the amount due as contained in any ALX invoice, it shall provide notice of its disagreement to ALX within 30 days of receiving the said invoice. If the parties are unable to resolve any dispute relating to an invoice, either party may exercise its rights pursuant to paragraph 9 of this Agreement respecting arbitration.

4. REIMBURSMENT OF OUT-OF-POCKET EXPENSES

Reasonable Out-of-pocket expenses, incurred by ALX and its employees during the Term in the provision of its services hereunder shall be reimbursed by Iron Link TV, upon presentation of an itemized billing statement or invoice.

5. TERMINATION

This Agreement and ALX's retention hereunder may be terminated at any time by either Iron Link TV or ALX, with or without cause, upon 30 days prior written notice to the other.

6. STATUS AS CONSULTANT

Neither ALX nor any of its shareholders, directors, officers, employees, agents or representatives shall have the authority to act as an agent of Iron Link, except an authority specifically delegated in writing by Iron Link TV, and shall not represent to the contrary to any person. ALX and its employees shall only consult, render advice and perform such tasks as ALX determines are necessary to achieve the results specified by Iron Link TV and shall not direct the work of any employee of Iron Link TV, or make any management decisions, or undertake to commit Iron Link to any course of action in relation to third persons. Although Iron Link TV may specify the results to be achieved by ALX and may control ALX in that regard, Iron Link shall not control or direct ALX as to the details or means by which such results are accomplished. It is intended that the amounts payable hereunder during or after the Term shall constitute revenues to ALX. To the extent consistent with applicable law, Iron Link TV will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions to Canada Pension Plan, Employment Insurance or any other provincial or federal laws. ALX shall be solely responsible for the withholding and/or payment of any federal, provincial or local income or payroll taxes.

8. RESTRICTIVE COVENANTS

     (a) Confidentiality. ALX shall not, and shall not permit its shareholders, directors, officers,employees, agents and representatives to, during the Term and thereafter, except in the performance of its obligations to Iron Link TV hereunder or as may otherwise be approved in advance by the board of directors of Iron Link TV, directly or indirectly, disclose or use (except for the direct benefit of Iron Link TV) any confidential information that it or they may learn or has learned by reason of its or their association with Iron Link, any client or any of their respective affiliate.

     (b) Exclusive Property. ALX confirms that all confidential information with respect to Iron Link TV (or any of its affiliates) or any client, as the case may be, is and shall remain the exclusive property of Iron Link TV (or any such affiliate) or such client, as appropriate. All business records, papers and documents kept or made by ALX or any of its shareholders, directions, officers, employees, agents or representatives relating to the business of Iron Link TV (or any of its affiliates) or any client shall be and remain the property of Iron Link TV (or any such affiliate) or such client, as appropriate, except for such papers customarily deemed to be the personal copies of ALX.

     (c) Intellectual Property. ALX confirms that all software and other intellectual property developed on behalf and for Iron Link TV (or any of its affiliates) or any client, as the case may be, is and shall remain the exclusive property of Iron Link TV (or any such affiliate) or such client, as appropriate, and the copyright and/or patent shall belong to Iron Link TV (or any such affiliate) or such client, as appropriate, unless the ownership is transferred in writing by Iron Link TV. Any commercially licensed software used by ALX shall be identified as such and ALX shall assume all liability for copyright or patent infringement.

9. ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in Vancouver, British Columbia, Canada, before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by Iron Link and ALX, or, if Iron Link TV and ALX cannot agree on the selection of the arbitrator, shall be selected by the Arbitrators Association of British Columbia; provided that any arbitrator selected by Arbitrators Association of British Columbia the shall not, without the consent of the parties hereto, be affiliated with ALX or Iron Link TV or any of Iron Link TV’s affiliates. Judgement may be entered on the arbitrator's award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Iron Link TV shall bear all expenses of the arbitrator incurred in any arbitration hereunder and shall reimburse ALX for any related reasonable legal fees and out-of-pocket expenses directly attributable to such arbitration; provided that such legal fees are calculated on an hourly, and not on a contingency fee, basis; and provided further that ALX shall bear all expenses of the arbitration and all his legal fees and out-of-pocket expenses (and reimburse Iron Link TV for its legal fees, out-of-pocket expenses and its portion of the expenses of the arbitrator) if the arbitrator or relevant trier-of-fact determines that ALX's claim or position was without reasonable foundation.

10. MISCELLANEOUS

     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

     (b) Entire Agreement: Amendments. This Agreement contains the entire understanding of the parties with respect to the retention of ALX by Iron Link TV. There are no restrictions, agreement, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by each of the parties hereto.

     (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provision of this Agreement shall not be affected thereby.

     (e) Assignment: Successors: Binding Agreement. This Agreement shall not be assignable by any of the parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and permitted assigns.

     (f) Headings. The headings used in this Agreement are for convenience only and shall not affect the meaning of or be used to interpret any provisions herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

IRON LINK TV LTD.

/s/ Alexandre Routkovski
Authorized Signatory

ALX DATABASE SUPPORT INC.

/s/ Pavel Visotskii
Authorized signatory